Exhibit 5.1

August 3, 2018
General Dynamics Corporation
2941 Fairview Park Drive
Falls Church, Virginia 22042-4513

Dear Ladies and Gentlemen:
I am Senior Vice President, General Counsel and Secretary of General Dynamics Corporation, a Delaware corporation (the “Company”). I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) being filed under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof to register (i) 5,000,000 shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”) which may be issued from time to time by the Company pursuant to the General Dynamics Corporation 401(k) Plan 5.0 (“Plan 5.0”) and 3,000,000 shares of Common Stock which may be issued from time to time by the Company pursuant to the General Dynamics Corporation 401(k) Plan for Represented Employees ( the “Represented Employees Plan,” and collectively with Plan 5.0, the “Plans”) and (ii) an indeterminate amount of plan interests under each of the Plans (collectively, the “Plan Interests”). The shares of Common Stock which may be issued pursuant to any of the Plans are referred to herein as the “Shares.”
I, or attorneys under my supervision, have examined originals or copies of each of (i) the Registration Statement, (ii) the Plans, (iii) the Restated Certificate of Incorporation of the Company, as amended to date, (iv) the Amended and Restated By-Laws of the Company, as amended to date, (v) resolutions of the Board of Directors of the Company relating to the Plans and (vi) such other documents as I have deemed necessary or appropriate for the purpose of rendering this opinion. In giving this opinion, I am assuming the authenticity of all instruments presented to me as originals, the conformity with originals of all instruments presented to me as copies and the genuineness of all signatures.
Based on the foregoing, I am of the opinion that, when the Registration Statement, including any amendments thereto, becomes effective under the Securities Act (i) the Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the respective Plan, at prices not less than the par value thereof, will be validly issued, fully paid and nonassessable, and (ii) the Plan Interests have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the respective Plan, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the respective Plan, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
I am admitted to the bar in the State of Illinois, and I do not express any opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware and the laws of the United States of America to the extent referred to specifically herein.
I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Sincerely,
/s/ Gregory S. Gallopoulos

2941 Fairview Park Drive
Falls Church, VA 22042-4513